Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

EVERNORTH HOLDINGS INC.

ARTICLE 1

NAME

The name of the corporation is Evernorth Holdings Inc. (the “Corporation”).

ARTICLE 2

REGISTERED OFFICE AND AGENT

The registered office of the Corporation shall be the street address of its registered agent in the State of Nevada. The Corporation may, from time to time, in the manner provided by applicable law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE 3

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Nevada Revised Statutes (as amended from time to time and including any successor statutes, the “NRS”).

ARTICLE 4

CAPITAL STOCK

Section 1. Capitalization. The total number of shares of stock which the Corporation shall have authority to issue is 10,000,000,000, consisting of 7,400,000,000 shares of Class A common stock, par value $0.001 per share (the “Class A Common Stock”), 100,000,000 shares of Class B common stock, par value $0.001 per share (the “Class B Common Stock”), 2,400,000,000 shares of Class C common stock, par value $0.001 per share (the “Class C Common Stock” and, collectively with the Class A Common Stock and the Class B Common Stock, the “Common Stock”), and 100,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Section 2. Number of Shares. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of any class of the Common Stock or the Preferred Stock may be increased or decreased, in each case by the affirmative vote of the stockholders of the Corporation entitled to vote thereon, voting together as a single class, and no vote of the holders of any class of the

Common Stock or the Preferred Stock voting separately as a class will be required therefor, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of these articles of incorporation (as amended from time to time, the “Articles of Incorporation”), including any certificate of designation relating to any series of Preferred Stock (and any separate class or series vote in this regard pursuant to NRS 78.2055(3), NRS 78.207(3) and NRS 78.390(2) is hereby specifically denied). Notwithstanding the foregoing, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus:

(a) in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (i) the exchange of all outstanding shares of Class C Common Stock, (ii) the exchange of all outstanding Pathfinder Units pursuant to Article 10 of the Amended and Restated LLC Agreement of Pathfinder (as defined below), and (iii) the exercise of outstanding options, warrants, exchange rights (without duplication of clause (i) or clause (ii)), conversion rights or similar rights for Class A Common Stock;

(b) in the case of Class B Common Stock, the number of shares of Class B Common Stock issuable in connection with the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class B Common Stock; and

(c) in the case of Class C Common Stock, the number of shares of Class C Common Stock issuable in connection with the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class C Common Stock.

Section 3. Rights of Common Stock.

(a) Voting Rights. (i) Each holder of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, (ii) each holder of Class B Common Stock will be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote and (iii) each holder of Class C Common Stock will not be entitled to vote on and will not have any voting power with respect to any share of Class C Common Stock held of record by such holder on any matter on which stockholders of the Corporation generally are entitled to vote (including, for the avoidance of doubt, the election and removal of directors), except as otherwise set forth herein or as required by the NRS, except that, in each case, to the fullest extent permitted by applicable law and subject to the following sentence, holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to these Articles of Incorporation (including any Preferred Stock Designation (as defined below)) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under these Articles of Incorporation (including by merger, consolidation, reorganization or similar event or any certificate of designation relating to any series of Preferred Stock) or under the NRS (and any separate class or series vote of the Common Stock in this regard pursuant to NRS 78.2055(3), NRS 78.207(3) and NRS 78.390(2) is hereby specifically denied). Notwithstanding the foregoing, (A) the holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to these Articles of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse to the Class A Common Stock as compared to the Class B Common Stock or to the Class C Common Stock, (B) the holders of the outstanding shares of Class B Common Stock shall be entitled to vote separately upon any amendment to these Articles of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse to the Class B Common Stock as compared to the Class A Common Stock or to the Class C Common Stock and (C) the holders of the outstanding shares of Class C Common Stock shall be entitled to vote separately upon any amendment to these Articles of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse to the Class C Common Stock as compared to the Class A Common Stock or the Class B Common Stock, it being understood that (i) any amendment to Section 11(b) of this Article 4 of these Articles of Incorporation or the definitions used therein shall require the approval of the holders of Class C Common Stock, voting separately, and (ii) any merger, consolidation or other business combination shall not be deemed an amendment that is adverse to the holders of Class B Common Stock solely to the extent that, as a result thereof such merger, consolidation or other business combination (x) constitutes a Disposition Event in which holders of Pathfinder Units are required to exchange such Pathfinder Units pursuant to Section 10.04(b) of the Amended and Restated LLC Agreement of Pathfinder in such Disposition Event and receive consideration in such Disposition Event in accordance with the terms of the Amended and Restated LLC Agreement of Pathfinder as in effect prior to such Disposition Event and (y) provides for payments under or in respect of the tax receivable or similar agreement entered by the Corporation from time to time with any holders of shares of the capital stock of the Corporation and/or securities of Pathfinder to be made in connection with any such merger, consolidation or other business combination in accordance with the terms of such tax receivable or similar agreement as in effect prior to such merger, consolidation or other business combination. Except as provided in these Articles of Incorporation or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as a single class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(b) Dividend and Distribution Rights.

(i) Subject to the following sentence, (i) shares of Class A Common Stock and Class C Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or other distributions as may be declared and paid from time to time by the board of directors of the Corporation (the “Board of Directors”) out of any assets of the Corporation legally available therefor, and (ii) dividends and other distributions of cash or property may not be declared or paid on shares of Class B Common Stock. Stock dividends and distributions with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock, with holders of shares of each class of Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, as applicable.

(ii) Notwithstanding anything to the contrary in the Articles of Incorporation or the Bylaws, the Corporation is hereby specifically allowed to make any dividend or other distribution that otherwise would be prohibited by NRS 78.288(2)(b).

(c) Subdivisions, Combinations or Reclassifications. Shares of Class A Common Stock, Class B Common Stock or Class C Common Stock may not be subdivided, combined or reclassified (including any stock dividend, stock split or reverse stock split) unless (i) the shares of the other classes of Common Stock are concurrently therewith proportionately subdivided, combined or reclassified in a manner that maintains the same proportionate equity ownership and voting rights between the holders of the outstanding Class A Common Stock, Class B Common Stock and Class C Common Stock on the record date for such subdivision, combination or reclassification, and (ii) such subdivision, combination or reclassification has been reflected in the same economically equivalent manner on all Pathfinder Units. If at any time the ratio at which Pathfinder Units are redeemable or exchangeable for shares of Class A Common Stock pursuant to Article 10 of the Amended and Restated LLC Agreement of Pathfinder is amended, the number of votes per share of Class B Common Stock to which holders of shares of Class B Common Stock are entitled pursuant to Section 3(a)(ii) shall be adjusted accordingly.

(d) Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Class A Common Stock and Class C Common Stock will be entitled to receive ratably all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and Class C Common Stock, each voting separately as a class. Without limiting the rights of the holders of Pathfinder Units to exchange their Pathfinder Units for shares of Class A Common Stock in accordance with Section 10.01 of the Amended and Restated LLC Agreement of Pathfinder (and, if required, forfeit up to a corresponding number of shares of Class B Common Stock in accordance with Section 5(b) of this Article 4) (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up), the holders of shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(e) Merger or Consolidation. In the case of any distribution or payment in respect of the shares of Class A Common Stock or Class C Common Stock upon the consolidation or merger of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of the Class A Common Stock and Class C Common Stock as a single class.

Section 4. Conversion of Class C Common Stock.

(a) Voluntary Conversion. Subject to compliance with Section 11 of this Article 4, each share of Class C Common Stock shall be convertible, at the option of the holder thereof at any time upon written notice to the Corporation, into one fully paid and nonassessable share of Class A Common Stock. Before any holder of Class C Common Stock shall be entitled to voluntarily convert any shares of such Class C Common Stock, such holder shall surrender the certificate(s) therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class C Common Stock, and shall give written notice to the Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names (i) in which the certificate(s) (if any) representing the shares of Class A Common Stock into which the shares of Class C Common Stock are so converted are to be issued if such shares are certificated or (ii) in which such shares are to be registered in book entry if such shares are uncertificated. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class C Common Stock, or to the nominee or nominees of such holder, certificate(s) representing the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class C Common Stock to be converted following or contemporaneously with the written notice of such holder’s election to convert required by this Section 4(a), and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class C Common Stock that is converted pursuant to this Section 4(a) shall thereupon, without further action of the Board, automatically be retired by the Corporation and restored to the status of an authorized but unissued share.

(b) Automatic Conversion. Each share of Class C Common Stock, automatically and without further action by the holder thereof, shall be converted into one fully paid and nonassessable share of Class A Common Stock, upon the occurrence of a Transfer of such share of Class C Common Stock (the occurrence of such an event, a “Conversion Event”), unless such Transfer would cause (i) the RippleWorks Attributed Ownership Percentage to exceed 19.9% or (ii) the SBI Group Ownership Percentage to exceed 39.9%, in which case the Conversion Event shall not occur by virtue of such Transfer. Each outstanding stock certificate that, immediately prior to a Conversion Event, represented one or more shares of Class C Common Stock subject to such Conversion Event shall, upon such Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose shares of Class C Common Stock have been converted into shares of Class A Common Stock as a result of a Conversion Event and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class C Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class C Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class C Common Stock that is converted pursuant to this Section 4(b) shall thereupon, without further action of the Board, automatically be retired by the Corporation and restored to the status of an authorized but unissued share.

(c) Evidence of Conversion. If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class C Common Stock into Class A Common Stock has occurred but has not theretofore been reflected in the stock ledger of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether such a Transfer has occurred, and if such holder does not within ten days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such Transfer has occurred, all such shares of Class C Common Stock that are subject to such Transfer, to the extent not previously converted, shall be automatically converted, in accordance with Section 4(b) of this Article 4, into shares of Class A Common Stock.

Section 5. Exchange of Pathfinder Units.

(a) Retirement of Class B Common Stock. To the extent that a holder of Pathfinder Units holds shares of Class B Common Stock, such shares of Class B Common Stock may not be transferred to any person unless a corresponding number of Pathfinder Units are transferred to the same person in accordance with Article 8 of the Amended and Restated LLC Agreement of Pathfinder. If any outstanding share of Class B Common Stock ceases to be held by a holder of a Pathfinder Unit, such share shall automatically and without further action on the part of the Corporation or such holder be transferred to the Corporation for no consideration and retired. In addition, in the event that an exchange or transfer of Pathfinder Units would result in the holder thereof holding a number of shares of Class B Common Stock in excess of the number of Pathfinder Units then held by such holder, a number of shares of Class B Common Stock corresponding to such excess amount shall automatically and without further action on the part of the Corporation or such holder be transferred to the Corporation for no consideration and retired.

(b) Preemptive Rights. To the extent Pathfinder Units are issued pursuant to the Amended and Restated LLC Agreement of Pathfinder to anyone other than the Corporation or a wholly owned subsidiary of the Corporation (including pursuant to Section 9.02 (or any equivalent successor provision) of the Amended and Restated LLC Agreement of Pathfinder), an equivalent number of shares of Class B Common Stock (subject to adjustment as set forth herein) shall be issued to the same Person to which such Pathfinder Units are issued at par; provided, however, that no such shares of Class B Common Stock shall be issued to the extent (and only to the extent) that such issuance would result in a violation of any Maximum Ownership Restriction, and any such shares of Class B Common Stock not so issued shall be deemed waived by such Person.

Section 6. Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class C Common Stock, as described in Section 4 of this Article 4, and/or the issuance of shares upon the exchange of Pathfinder Units, as described in Section 5(a) of this Article 4, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect (x) the conversion of all outstanding shares of Class C Common Stock into shares of Class A Common Stock and (y) the issuance of shares of Class A Common Stock upon the exchange of all outstanding Pathfinder Units, pursuant to Article 10 of the Amended and Restated LLC Agreement of Pathfinder.

Section 7. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby empowered to authorize by resolution(s) from time to time the issuance of one or more series of Preferred Stock and, by filing a certificate of designation pursuant to NRS 78.1955 (a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such series of Preferred Stock and the number of shares constituting each such series, and to increase or decrease the number of shares of any such series to the extent permitted by the NRS and these Articles of Incorporation. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) the designation of the series, which may be by distinguishing number, letter or title;

(b) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(c) the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends or other distributions, and whether such dividends or other distributions, if any, shall be cumulative or noncumulative;

(d) dates on which dividends or other distributions, if any, shall be payable in respect of shares of the series;

(e) the redemption rights and price or prices, if any, for shares of the series;

(f) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(g) whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(h) the rights of the holders of the shares of such series upon the dissolution or upon the subsequent distribution of assets of, the Corporation;

(i) restrictions on the issuance of shares of the same series or of any other class or series;

(j) the voting powers, full or limited, or no voting powers, of the holders of shares of the series; and

(k) the manner in which any facts ascertainable outside of these Articles of Incorporation or the resolution or resolutions providing for the issuance of such series shall operate upon the voting powers, designations, preferences, rights, and qualifications, limitations, or restrictions of such series.

Section 8. Subject to Terms of Preferred Stock. Notwithstanding anything to the contrary in these Articles of Incorporation, the shares of Common Stock shall be subject to the express terms of the shares of Preferred Stock and any series thereof.

Section 9. No Notice of Stockholder Meetings. Except as may otherwise be provided by applicable law, in these Articles of Incorporation or in a Preferred Stock Designation, the holders of shares of Class A Common Stock and Class B Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of shares of Class C Common Stock and Preferred Stock and any series thereof shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

Section 10. Stockholders Appearing on Stock Ledger. The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law. In connection with any action of stockholders taken at a meeting, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

Section 11. Ownership Restrictions.

(a) Ripple Group Maximum Ownership Restriction.

(i) At any time that the Ripple Group Holders collectively own a number of shares of Common Stock or Preferred Stock, if applicable, that would cause such holders to be the beneficial owners (as defined in Rule 13d-3 or 13d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor statute or regulation) of capital stock of the Corporation such that the Ripple Group Ownership Percentage exceeds 9.9% (the “Ripple Group Maximum Ownership Restriction”), then the Corporation may (i) redeem from one or more of the Ripple Group Holders a sufficient number of shares of Common Stock or Preferred Stock, if applicable, to eliminate such violation of the Ripple Group Maximum Ownership Restriction by paying in cash therefor a sum equal to the Redemption Price, (ii) suspend those rights of stock ownership the exercise of which causes or could cause such violation of the Ripple Group Maximum Ownership Restriction and/or (iii) require the sale of as many shares of Common Stock or Preferred Stock, if applicable, held by such Ripple Group Holder(s) as is necessary to eliminate such violation of the Ripple Group Maximum Ownership Restriction, and if the Corporation so requires, such Ripple Group Holder(s) shall promptly sell, and take all actions to sell, such shares such that, following such sale, such violation of the Ripple Group Maximum Ownership Restriction has been eliminated.

(ii) To the extent applicable, the Corporation shall take action with respect to multiple holders of Common Stock or Preferred Stock, if applicable, so affected pursuant to this Section 11(a) on a pro rata basis to such holders’ respective holdings of shares of Common Stock or Preferred Stock, if applicable. The “Redemption Price” shall equal such price as is mutually determined by the applicable holder and the Corporation or, if no mutually acceptable agreement can be reached, shall equal the Common Stock Fair Market Value or Preferred Stock Fair Market Value, if applicable.

(iii) As used in this Section 11(a):

(A) “Common Stock Fair Market Value” means:

(1) if the Common Stock is listed on a U.S. national or regional securities exchange (an “Exchange”) on such date, the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such day as reported in composite transactions for the Exchange (the “Last Reported Common Stock Sale Price”) (or, if such date is not a Trading Day, the Trading Day immediately preceding such date); or

(2) if the Common Stock is not publicly traded at the time of determination, then the fair value of the Common Stock as determined in good faith by a majority of the Disinterested Directors or a committee thereof;

(B) “Preferred Stock Fair Market Value” means:

(1) if the Preferred Stock is listed on an Exchange on such date, the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such day as reported in composite transactions for the Exchange (the “Last Reported Preferred Stock Sale Price” and together with the Last Reported Common Stock Sale Price, the “Last Reported Sale Price”) the Last Reported Sale Price (or, if such date is not a Trading Day, the Trading Day immediately preceding such date); or

(2) if the Preferred Stock is not publicly traded at the time of determination, then the fair value of the Preferred Stock as determined in good faith by a majority of the Disinterested Directors or a committee thereof;

(C) “Trading Day” means a day on which (A) trading in the Common Stock or Preferred Stock, if applicable, generally occurs on an Exchange, and (B) a Last Reported Sale Price for the Common Stock or Preferred Stock, if applicable, is available on such Exchange.

(iv) At least 15 but no more than 30 days (or such shorter period as determined by the Board of Directors) prior to any date on which Common Stock or Preferred Stock, if applicable, is to be redeemed to avoid a Maximum Ownership Restriction (a “Redemption Date”), written notice shall be sent by mail, first class postage prepaid, overnight mail, or electronic mail to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the shares of Common Stock or Preferred Stock, if applicable, to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate(s) (if any) representing the shares to be redeemed (the “Redemption Notice”). Except as provided in Section 11(a)(v) of this Article 4, on or after the Redemption Date, each holder of shares of Common Stock or Preferred Stock, if applicable, to be redeemed shall surrender to the Corporation the certificate(s) (if any) representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate(s) or in the stock ledger of the Corporation as the owner thereof and all surrendered certificate(s) shall be canceled. In the event less than all the shares represented by any such certificate(s) are redeemed, a new certificate shall be issued representing the unredeemed shares.

(v) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Common Stock or Preferred Stock, if applicable, designated for redemption in the Redemption Notice as holders of such shares of Common Stock or Preferred Stock, if applicable, (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

(b) Series C Maximum Ownership Restrictions.

(i) Notwithstanding anything in these Articles of Incorporation to the contrary, at any time that an attempted Transfer or issuance by the Company of Common Stock or Voting Preferred Stock, if applicable (collectively, an “Applicable Transfer”) would cause (A) the RippleWorks Attributed Ownership Percentage to exceed 19.9% (the “RippleWorks Maximum Ownership Restriction”) or (B) the SBI Group Ownership Percentage to exceed 39.9% (the “SBI Maximum Ownership Restriction” and, together with the RippleWorks Maximum Ownership Restriction and the Ripple Group Maximum Ownership Restriction, the “Maximum Ownership Restrictions”), immediately prior to the Applicable Transfer being given effect, a number of shares of Class A Common Stock and/or Class B Common Stock equal to the Mandatory Conversion Number with respect to such Applicable Transfer shall, respectively, be converted into Class C Common Stock or the Applicable Transfer shall be void and of no force or effect such that, following such transactions and at the time the Applicable Transfer is given effect, the RippleWorks Attributed Ownership Percentage or the SBI Group Ownership Percentage shall not exceed the RippleWorks Maximum Ownership Restriction or the SBI Maximum Ownership Percentage, respectively (the “Applicable Transaction”); provided that (1) the conversion of shares as a result of an Applicable Transaction shall be applied on a pro rata basis with respect to the Class A Common Stock and/or Class B Common Stock taken into account in clause (x) of the definition of each of RippleWorks Attributed Ownership Percentage and SBI Group Ownership Percentage and (2) for the avoidance of doubt, an Applicable Transfer shall include any redemption of Class A Common Stock, Class B Common Stock or Voting Preferred Stock, if

applicable, by the Corporation that would cause the RippleWorks Attributed Ownership Percentage or the SBI Group Ownership Percentage to exceed the RippleWorks Maximum Ownership Restriction or the SBI Maximum Ownership Percentage, respectively. This Section 11(b) is intended to ensure that the (A) RippleWorks Attributed Ownership Percentage does not exceed the RippleWorks Maximum Ownership Restriction and (B) the SBI Group Ownership Percentage does not exceed the SBI Maximum Ownership Restriction, and shall be interpreted in accordance therewith.

(ii) Each outstanding stock certificate that, immediately prior to an Applicable Transfer, represented one or more shares of Class A Common Stock, Class B Common Stock or Voting Preferred Stock, as applicable, subject to an Applicable Transaction shall, upon such Applicable Transaction, be deemed to represent an equal number of shares of Class C Common Stock, without the need for surrender or exchange thereof, except to the extent that the Applicable Transfer of such shares of Class A Common Stock, Class B Common Stock or Voting Preferred Stock, as applicable, is otherwise void pursuant to Section 11(b)(i). The Corporation shall, upon the request of any holder whose shares of Class A Common Stock or Class B Common Stock, as applicable, have been converted into shares of Class C Common Stock as a result of an Applicable Transaction and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class A Common Stock or Class B Common Stock, as applicable (if any), issue and deliver to such holder certificate(s) representing the shares of Class C Common Stock into which such holder’s shares of Class A Common Stock or Class B Common Stock, as applicable, were converted as a result of such Applicable Transfer (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Each share of Class A Common Stock or Class B Common Stock, as applicable, that is converted pursuant to this Section 11(b)(ii) shall thereupon be canceled by Corporation and restored to the status of authorized but unissued shares.

Section 12. Taxes. The issuance of shares of Class A Common Stock upon the conversion of any Class C Common Stock or the exchange of any Pathfinder Units pursuant to Article 10 of the Amended and Restated LLC Agreement of Pathfinder will be made without charge to the holders of such securities for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the securities being exchanged (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in the issuance or shall establish to the reasonable satisfaction of the Corporation that the tax has been paid or is not payable.

ARTICLE 5

BOARD OF DIRECTORS

Section 1. Management by Board. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 2. Size of Board; Committees. Subject to the terms of any series of Preferred Stock entitled to separately elect directors, the Board of Directors shall initially consist of five directors and thereafter the number of directors on the Board of Directors shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the Board of Directors.

Section 3. Classified Board; Term; No Cumulative Voting.

(a) Except as otherwise provided in the terms of any series of Preferred Stock entitled to separately elect directors, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided that directors initially designated as Class I directors shall serve for a term ending on the date of the first annual meeting following the Business Combination Closing Date, directors initially designated as Class II directors shall serve for a term ending on the second annual meeting following the Business Combination Closing Date, and directors initially designated as Class III directors shall serve for a term ending on the date of the third annual meeting following the Business Combination Closing Date. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

(b) Subject to these Articles of Incorporation, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal and for a term that shall coincide with the term of the class to which such director shall have been elected.

(c) There shall be no cumulative voting in the election of directors.

Section 4. Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by applicable law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

Section 5. Removal. No director may be removed from office by the stockholders except with the affirmative vote of the holders of at least the minimum percentage of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, then permitted under the NRS for such vote (which at the effective time of these Articles of Incorporation is two-thirds of the voting power and in any event shall not be less than a simple majority thereof).

Section 6. Directors Elected by Holders of Preferred Stock. Notwithstanding the foregoing, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately as a series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to Article 4 applicable thereto and the applicable provisions of the NRS, and such directors so elected shall not be subject to the provisions of this Article 5 unless otherwise provided therein.

ARTICLE 6

STOCKHOLDERS

Section 1. Action by Stockholders. Any action required or permitted to be taken at any annual or special meeting of stockholders may only be taken upon a vote of stockholders at an annual or special meeting of stockholders duly noticed and called in accordance with the Corporation’s bylaws (as amended from time to time, the “Bylaws”) and the NRS and may not be taken by written consent of stockholders without a meeting.

Section 2. Special Meetings of Stockholders. Special meetings of stockholders may be called only by the affirmative vote of a majority of the entire Board of Directors.

ARTICLE 7

LIMITATIONS ON LIABILITY AND INDEMNIFICATION

Section 1. Limitation of Liability.

(a) The liability of directors and officers of the Corporation is hereby eliminated or limited to the fullest extent permitted by the NRS.

(b) Neither the amendment or repeal of this Article 7, nor the adoption of any provision of these Articles of Incorporation or the Bylaws, nor, to the fullest extent permitted by the NRS, any modification of law, shall adversely affect any right or protection of a director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal, adoption or modification. If the NRS is amended after the date of filing these Articles of Incorporation further eliminating or limiting the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended.

Section 2. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law (including, without limitation, NRS 78.7502 and NRS 78.751) as it presently exists or may hereafter be amended, any Person (a “Covered Person”) who was or is a party or is threatened to be made a party to or otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was a director, officer or employee of the Corporation or, while a director, officer or employee of the Corporation, is or was serving at the request of the Corporation as a director, officer, manager or managing member, employee, agent or trustee of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and expenses, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred by such Covered Person. Notwithstanding the foregoing, except as otherwise provided in Section 4 of this Article 7 with respect to Proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors.

Section 3. Advancement of Expenses. In addition to the right to indemnification conferred herein, an indemnitee shall also have the right, to the fullest extent not prohibited by applicable law, to be paid by the Corporation expenses (including attorneys’ fees) incurred by a Covered Person in appearing at, participating in or defending any Proceeding in advance of its final disposition or in connection with a Proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article 7 (which shall be governed by Section 4 of this Article 7); provided that if and to the extent required by applicable law or in the case of advance made in a Proceeding brought to establish or enforce a right to indemnification or advancement, such payment of expenses in advance of the final disposition of the Proceeding shall be made solely upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified or entitled to advancement of expenses under this Article 7 or otherwise.

Section 4. Claims. If a claim for indemnification or advancement of expenses under this Article 7 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim or to obtain an advancement of expenses, as applicable. To the fullest extent permitted by applicable law, if successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Covered Person shall be entitled to be paid the expense of prosecuting or defending such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law. In (i) any suit brought by a Covered Person to enforce a right to indemnification hereunder (but not in a suit brought by a Covered Person to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, such Person has not met any applicable standard for indemnification imposed by the NRS under such circumstances. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met any applicable standard of conduct imposed by the NRS under such circumstances, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel or its stockholders) that the Covered Person has not met any such applicable standard of conduct, shall create a presumption that such Person has not met such standard of conduct or, in the case of such a suit brought by the Covered Person, be a defense to such suit.

Section 5. Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article 7 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of these Articles of Incorporation, the Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

Section 6. Other Sources. Subject to Section 7 of this Article 7, the Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person has actually collected as indemnification or advancement of expenses from such other entity or enterprise.

Section 7. Indemnitor of First Resort. Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of a Covered Person as a director, officer and/or employee of the Corporation at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the Covered Person in respect of indemnification or advancement of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of these Articles of Incorporation or the Bylaws (or any other agreement between the Corporation and such persons) in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article 7, irrespective of any right of recovery the Covered Person may have from the indemnitee-related entities. Any obligation on the part of any indemnitee-related entities to indemnify or advance expenses to any Covered Person shall be secondary to the Corporation’s obligation and shall be reduced by any amount that the Covered Person has actually collected as indemnification or advancement from the Corporation. The

Corporation irrevocably waives, relinquishes and releases the indemnitee-related entities from any and all claims it may have against the indemnitee-related entities for contribution, subrogation or any other recovery of any kind in respect thereof. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the indemnitee-related entities and no right of advancement or recovery a Covered Person may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the Covered Person or the obligations of the Corporation hereunder. In the event that any of the indemnitee-related entities shall make any payment to a Covered Person in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Covered Person against the Corporation, and the Covered Person shall execute all instruments or other documents reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such instruments or other documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to, and be entitled to enforce, this Section 7. For purposes of this Section 7, the following terms shall have the following meanings:

(a) The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which a Covered Person has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, manager or managing member, employee or agent and which service is covered by the indemnity described herein) from whom a Covered Person may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.

(b) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which a Covered Person shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to the NRS, any agreement or articles of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.

Section 8. Amendment or Repeal. Neither the amendment or repeal of the foregoing provisions of this Article 7, nor the adoption of any provision of these Articles of Incorporation, shall adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment, repeal or adoption.

Section 9. Other Indemnification and Advancement of Expenses. This Article 7 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to Persons other than Covered Persons when and as authorized by appropriate corporate action.

Section 10. Reliance. Covered Persons who after the date of the adoption of this provision become or remain a Covered Person described in Article 7 will be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article 7 in entering into or continuing the service. The rights to indemnification and to the advance of expenses conferred in this Article 7 will apply to claims made against any Covered Person described in this Article 7 arising out of acts or omissions in respect of the Corporation or one of its subsidiaries that occurred or occur both prior and subsequent to the adoption hereof. The rights conferred upon Covered Persons in this Article 7 shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a director, officer or employee and shall inure to the benefit of the Covered Person’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article 7 that adversely affects any right of a Covered Person or its successors shall be prospective only and shall not limit, eliminate or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 11. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the NRS.

ARTICLE 8

CORPORATE OPPORTUNITIES

Section 1. Acknowledgement. In recognition and anticipation that members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) or its Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article 8 are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Section 2. Competition and Corporate Opportunities; Renouncement. No Non- Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (collectively, “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by applicable law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by applicable law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities or did not offer such activities to the Corporation. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 3 of this Article 8. Subject to Section 3 of this Article 8, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

Section 3. Allocation of Corporate Opportunities. The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 2 of this Article 8 hereof shall not apply to any such corporate opportunity.

Section 4. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article 8, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.

ARTICLE 9

INAPPLICABILITY OF COMBINATIONS WITH INTERESTED STOCKHOLDERS STATUTES

The Corporation hereby expressly elects not to be governed by the provisions of NRS 78.411 through 78.444, inclusive.

ARTICLE 10

LIMITED WAIVER OF JURY TRIALS

To the fullest extent not inconsistent with any applicable U.S. federal laws, any and all “internal actions” (as defined in NRS 78.046) must be tried in a court of competent jurisdiction before the presiding judge as the trier of fact and not before a jury. This Article 10 shall conclusively operate as a waiver of the right to trial by jury by each party to any such internal action.

ARTICLE 11

MISCELLANEOUS

The following provisions are inserted for the management of the business and conduct of the affairs of the Corporation and for the further definition of the powers of the Corporation and its directors:

(a) Bylaws. The Board of Directors shall have the non-exclusive power, and is expressly authorized, to adopt, amend or repeal, in whole or in part, the Bylaws. In addition, the Bylaws may be amended or repealed in any respect, and new bylaws may be adopted, in each case by the affirmative vote of the holders of at least a majority of the outstanding voting power of the Corporation, voting together as a single class.

(b) Written Ballots. Elections of directors need not be by written ballot unless the Bylaws so provide.

(c) Severability. If any provision or provisions of these Articles of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these Articles of Incorporation (including, without limitation, each portion of any paragraph of these Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) the provisions of these Articles of Incorporation (including, without limitation, each such portion of any paragraph of these Articles of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from individual liability to the fullest extent under these Articles of Incorporation.

(d) Deemed Notice and Consent. To the fullest extent permitted by applicable law, each and every natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (i) these Articles of Incorporation, (ii) the Bylaws and (iii) any amendment to these Articles of Incorporation or the Bylaws enacted or adopted in accordance with these Articles of Incorporation, the Bylaws and applicable law.

(e) Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that (i) neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates, and (ii) no stockholder of the Corporation will be deemed an Affiliate of any other stockholder of the Corporation, in each case, solely by reason of any investment in the Corporation.

“Amended and Restated LLC Agreement of Pathfinder” means the Amended and Restated Limited Liability Company Agreement of Pathfinder, dated as of October 9, 2026, by and among Ripple, the Corporation and the other Persons that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

“Business Combination Agreement” means that certain business combination agreement, dated as of October 19, 2025, by and among the Corporation, Pathfinder, Ripple, Evernorth Company Merger Sub LLC, a Delaware limited liability company, Evernorth Corporate Merger Sub Inc., a Delaware corporation, and Armada Acquisition Corp. II, a Cayman Islands exempted company with limited liability, as amended prior to the effectiveness of these Articles of Incorporation.

“Business Combination Closing Date” means the Closing Date (as defined in the Business Combination Agreement).

“Disinterested Director” means a director who satisfies the definition of “disinterested director” as set forth in Section 7.8240(6)(e) of the Nevada Revised Statutes, as amended from time to time.

“Disposition Event” means any merger, consolidation or other business combination of the Corporation, whether effectuated through one transaction or series of related transactions (including a tender offer followed by a merger in which holders of Class A Common Stock receive the same consideration per share paid in the tender offer), unless, following such transaction, all or substantially all of the holders of the voting power of all outstanding classes of Common Stock and series of Preferred Stock that are generally entitled to vote in the election of the Corporation’s directors prior to such transaction or series of transactions, continue to hold a majority of the voting power of the surviving entity (or its parent) resulting from such transaction or series of transactions in substantially the same proportions as immediately prior to such transaction or series of transactions.

“Initial Series C Stockholder” means Arrington XRP Capital Fund, LP.

“Mandatory Conversion Number” means, with respect to an Applicable Transfer, the number of Class A Common Stock and/or Class B Common Stock that, if converted to Class C Common Stock or voided, as the case may be, would result in (i) the RippleWorks Attributed Ownership Percentage being equal to 19.9% or (ii) the SBI Group Ownership Percentage being equal to 39.9%, in each case after giving effect to the Applicable Transfer.

“Outstanding Voting Shares” means, at any given time, the aggregate number of shares of Class A Common Stock, Class B Common Stock and Voting Preferred Stock, if applicable, then outstanding.

“Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

“Pathfinder” means Pathfinder Digital Assets LLC, a Delaware limited liability company.

“Pathfinder Unit” means a nonvoting interest unit of Pathfinder.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Ripple” means Ripple Labs Inc., a Delaware corporation.

“RippleWorks” means RippleWorks Inc., a Delaware nonprofit nonstock corporation.

“Ripple Group Holders” means Ripple and any other holders of Common Stock, Preferred Stock or Pathfinder Units who are collectively deemed to form a “group” as defined in Section 13(d) of the Exchange Act.

“Ripple Group Ownership Percentage” means the quotient of (x) the number of shares of Class A Common Stock, Class B Common Stock and Voting Preferred Stock, if applicable, beneficially held by the Ripple Group Holders and (y) the Outstanding Voting Shares.

“RippleWorks Attributed Ownership Percentage” means the quotient of (x) the sum of (i) the number of shares of Class A Common Stock, Class B Common Stock and Voting Preferred Stock, if applicable, held by the Initial Series C Stockholder, RippleWorks and the RippleWorks DQ Persons and (ii) the RippleWorks Indirect Ownership Amount and (y) the Outstanding Voting Shares.

“RippleWorks DQ Persons” means any holders of Common Stock, Preferred Stock or Pathfinder Units who are “disqualified persons” with respect to the Initial Series C Stockholder, RippleWorks within the meaning of Section 4946 of the Internal Revenue Code of 1986, as amended (the “Code”), for purposes of the excess business holdings rules set forth in Code Section 4943.

“RippleWorks Indirect Ownership Amount” means, at any given time, the aggregate number of shares of Class A Common Stock, Class B Common Stock and Voting Preferred Stock (without duplication) that RippleWorks, the Initial Series C Stockholder and any RippleWorks DQ Person are deemed to indirectly own under the excess business holdings rules set forth in Code Section 4943 as a result of Rippleworks’, the Initial Series C Stockholder’s or any other RippleWorks’ DQ Persons’ ownership of stock in a corporation, profits interest in a partnership, or beneficial interest in a trust, estate or unincorporated enterprise that, in each case, beneficially owns Class A Common Stock, Class B Common Stock and/or Voting Preferred Stock.

“SBI” means SBI Holdings, Inc. and its affiliates.

“SBI Group Holders” means SBI and any other holders of Common Stock, Preferred Stock or Pathfinder Units who are collectively deemed to form a “group” as defined in Section 13(d) of the Exchange Act.

“SBI Group Ownership Percentage” means the quotient of (x) the number of shares of Class A Common Stock and Class B Common Stock beneficially held by the SBI Group Holders and (y) the Outstanding Voting Shares.

“Transfer” of a share of Common Stock means, any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance of such share or any legal or beneficial interest in such share, in whole or in part, whether or not for value and whether voluntary or involuntary or by operation of law.

“Voting Preferred Stock” means any shares of Preferred Stock that have voting rights.

*  *  *  *

23